CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-219561 on Form S-8 of our report dated February 22, 2018, relating to the consolidated financial statements of Redfin Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Redfin Corporation for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 22, 2018